BRF S.A.
A Public Held Company
CNPJ 01.838.723/0001-27
NIRE 42.300.034.240
CVM 16269-2

ANNOUNCEMENT TO THE MARKET

BRF S.A. ("BRF" or "Company" - BM&FBovespa: BRFS3; NYSE: BRFS), pursuant to CVM Instruction 358 of January 3, 2002, BRF S.A. announces that it has signed a binding memorandum of understanding ("MOU") with Qatar National Import and Export Co. ("QNIE") for the acquisition of a part of QNIE’s frozen distribution business in the State of Qatar (the "Business"). QNIE has been BRF’s distributor in the State of Qatar for over 40 years.

Subject to the satisfaction of the conditions precedent set forth in the MOU, the Parties will execute the definitive documents providing for the acquisition of the Business, based on a total enterprise value of USD 140.0 million. The acquisition will be made in accordance with local laws and regulations of the State of Qatar.

This transaction is in line with BRF’s strategic plan of globalization, accessing local markets, strengthening BRF’s brands, distribution and expansion of its product portfolio around the globe.

São Paulo, October 5, 2015.

Augusto Ribeiro Júnior

Chief Financial and Investor Relations Officer